Exhibit 99.2

11 -Nov -2026

AEVEX Corp. (AVEX )

Q3 2026 Earnings Call

CORPORATE PARTICIPANTS

Farand Pawlak VP, Investor Relations & Treasurer, AEVEX Corp. Brian Raduenz Founder & Executive Chairman, AEVEX Corp.	Charles Roger Wells Chief Executive Officer & Director, AEVEX Corp. Todd A. Booth Chief Financial Officer, AEVEX Corp.

OTHER PARTICIPANTS

Sheila Kahyaoglu Analyst, Jefferies LLC Seth M. Seifman Analyst, JPMorgan Securities LLC Ronald J. Epstein Analyst, BofA Securities, Inc.	Ken Herbert Analyst, RBC Capital Markets LLC Bryce Sandberg Analyst, William Blair & Co. LLC Clarke Jeffries Analyst, Piper Sandler & Co.

Austin R. Bohlig

Analyst, Needham & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon and welcome to the AEVEX Third Quarter 2026 Earnings Call. At this time, all participants are in a listen-only mode. After the speakers’ prepared remarks, there will be a question-and-answer session.

I would now like to turn the call over to Farand Pawlak, VP of Investor Relations and Treasurer. Farand, please go ahead.

Farand Pawlak

Investor Relations Contact, AEVEX Corp.

Thank you for joining AEVEX’s third quarter 2026 earnings conference call. Joining me on the call are Brian Raduenz, Executive Chairman; Roger Wells, Chief Executive Officer; and Todd Booth, Chief Financial Officer.

Before we begin, please note that this call contains forward-looking statements, including the integration of BlackSea Technologies and its expected financial impact, timing of contract awards, the expected conversion of awarded contracts and unfunded backlog into funded backlog and revenue, pipeline and proposal activity, defense spending and budget trends, our 2026 outlook and our expectations for 2027. Our forward-looking statements are based on current expectations, forecasts and assumptions and involve risks and uncertainties that could cause actual results to differ materially. Additional information concerning these risks is described in AEVEX’s reports filed with the SEC.

I’d also like to note that we will discuss a number of non-GAAP financial measures on this call. Our earnings press release and presentation, which we also published earlier today and can be found on the Investor Relations section of our company website, contain a reconciliation of any non-GAAP financial measure to the most directly comparable GAAP measure. The content of this conference call relates to information that is accurate only as of today. Except to the extent required by law, the company undertakes no obligation to make any revision to any forward-looking statements contained in our remarks today or to update them to reflect the events or circumstances occurring after this conference call.

Now, I would like to turn the call over to Brian for some opening remarks. Please turn to slide 3.

Brian Raduenz

Founder & Executive Chairman, AEVEX Corp.

Thanks, Farand. Good afternoon, everyone. When we entered the public markets earlier this year, we were clear about our strategy and the company we intend to become. As we sit here today, we couldn’t be more excited about what we’ve achieved, with opportunities in motion today and with those in front of us. The future of defense belongs to autonomous systems that can be fielded quickly, produced at scale and adapted as the mission changes.

The urgency behind that conviction is growing. At the Army’s AUSA Expo last month, we met with senior US defense officials who reiterated their commitment to and funding for autonomous cost effective systems. The Department of War’s recent move to establish a dedicated drone command reinforces the same point. Autonomy is no longer a concept at the edge of the mission. It is moving to the center of how the United States and its allies intend to deter, fight and win.

AEVEX is well-aligned with that shift because our team understands both the technology and the operating environment. We’ve spent years alongside our customers solving hard problems in real-world conditions. That experience shapes what we build, how quickly we build it and how we invest. We are investing organically in new platforms, autonomy, payloads and production capacity. We are expanding our ability to move from prototype to scale delivery, and we are using our balance sheet with discipline to add next-generation technologies and deepen customer relationships where the strategic fit is compelling.

The strongest example is BlackSea Technologies, now AEVEX Maritime Systems. You’ll hear more about the progress we are making there from Roger and Todd. We were very excited about this combination when we announced it and we are even more excited today. The combination enhances the value AEVEX offers to our customers. We are connecting capabilities across air, surface and subsea, applying common autonomy, mission planning, payload integration, engineering and production expertise to increasingly complex customer requirements. We believe AEVEX is further differentiated when delivering the latest autonomous technology across domains.

Our Maritime business has real momentum. Multiple substantial recent orders demonstrate the continued strong customer demand for our platforms, autonomy upgrades, mission packages and operational support. These are not science projects. These are fielded systems supporting real missions, and they give us a strong base from which to pursue the next generation of maritime programs.

I watched this synergy play out at the recent AUSA Expo, where our Maritime Systems team briefed existing AEVEX customers on contested logistics and autonomous service vessel options well-positioned for critical army requirements. The opportunity set is growing.

Our focus remains straightforward, execute, invest ahead of the mission, allocate capital with discipline, and position AEVEX for continuous long-term growth. Make no mistake, AEVEX is a stronger and more strategically positioned company today than the one we brought public earlier this year. And we are still early in realizing the substantial momentum we’ve developed with the opportunities ahead of us.

With that, I’ll hand it over to Roger. Please turn to the next slide.

Charles Roger Wells

Chief Executive Officer & Director, AEVEX Corp.

Thank you, Brian, and good afternoon, everyone. Before I get started, I’d like to take a moment and recognize the significance of today, Veterans Day. At AEVEX, we have the privilege of working alongside a great number of veterans, employing many ourselves and benefit from the experience, leadership and dedication they bring to our mission. For this, I’d like to thank each and every one of you for the contributions you make to our company. More importantly, I’d like to thank all the men and women who have served our country in uniform. Their courage, sacrifice and commitment to something greater than themselves deserves our deepest respect and gratitude.

Please turn to slide 5. Now, let’s hit the headlines. AEVEX delivered strong third quarter revenue of $189.7 million, up 56.5% year-over-year, and adjusted EBITDA of $30.8 million. We completed the BlackSea acquisition in September, adding a third operating segment and extending our autonomous systems portfolio into the Maritime domain, which significantly expands our opportunity set and pipeline. With this quarter’s results and the continuing expansion of our core business, we are raising guidance for the year to a revenue range between $820 million and $840 million, and an adjusted EBITDA range between $128 million and $132 million.

Since our IPO, we have been clear about our priorities, scale production to meet demand, broaden our mission and customer reach, innovate ahead of the threat, and build the industry’s most capable multi-domain autonomous unmanned systems company. Over the past three quarters, we have continued to advance every one of these priorities.

Today, I’d like to cover four areas: first, current operating environment; second, our progress in executing our strategic priorities; third, an update on Maritime Systems performance and ongoing integration activities; and fourth, some perspective on our growth outlook. Todd will then review our third quarter financial results and our updated guidance for the year.

Please turn to slide 6. Let me begin by offering some perspective on the market and the ongoing operating environment. Demand for affordable, operationally proven autonomous systems remains strong in the United States and across our allied partners, with an increasing need for launched effects, long-range precision strike, one-way attack, and multi-mission maritime vessels, including those for contested logistics support.

Conflicts across multiple regions are validating the operational need driving this demand, and we believe it will continue to have wide bipartisan support as we work to build a robust and resilient defense industrial base and recapitalize our armed services. This environment supports continued year-over-year growth in the autonomy and unmanned systems market, in which AEVEX is a leading provider of combat proven capabilities at scale. At the same time, budgetary processes, acquisition reform and operational reprioritization can affect the timing of orders even when mission need and customer intent remains clear.

With that as a backdrop, we remain focused in on execution while advancing CompassX in modular open platforms that can move quickly from design to scale production. One great example of this is Specter, our newest autonomous airborne platform. In September, we announced a collaborative effort with Divergent to introduce Specter, a jet-powered, modular, long-range precision attack platform that combines AEVEX’s technology stack, CompassX, with Divergent’s additive manufacturing platform.

In addition, our hybrid business model, which allows us to deploy highly skilled operators alongside military customers in theater to operate, sustain and innovate on our platforms in the battlefield, is accelerating. As new uses and concepts of operation emerge for unmanned systems, our customers are leveraging government-owned, contractor-operated or GOCO, and contractor-owned, contractor-operated or COCO contracts as a force multiplier. AEVEX’s domain expertise, operational experience and willingness to get in the fight is a key differentiator when the customer needs to rely on trusted partner, not just a product off the shelf.

Please turn to slide 7. Turning to the strategic priorities we outlined in our IPO, we advanced all of them during the third quarter: accelerating innovation, expanding our portfolio and production capacity, broadening our mission and customer reach, and building a durable foundation for profitable growth. Our growth engine is accelerating and continues to be backed by high demand for autonomous unmanned systems. We’ve seen meaningful expansion of our pipeline and an acceleration in our bookings cadence. This is being driven by our expanded multi-domain portfolio through cross-selling and new customer access, innovating ahead of the need, and our ability to produce at scale on timelines that work for our customers.

We continue to drive operational performance, having expanded our production capacity while achieving operational synergies resulting in improvements toward the bottom line. Production efficiencies and volumes have increased and we continue to deliver for our customers. Our margins continue to expand as a result of heightened focus on bid integrity, operational discipline and discretionary cost control. These efforts continue to support our drive to deliver margins in the low to mid-20% range overtime.

We continue to execute a disciplined capital allocation strategy, having deployed cash and debt to acquire BlackSea Technologies, and generated strong free cash in the quarter. And most importantly, we continue to build a high performance team and a culture that is focused on creating value. We have seen meaningful progress in attracting and retaining the most talented folks in the industry, and our progress in workforce planning is ensuring we have the right workforce in place to successfully deliver results.

Please turn to slide 8. Let me turn now to our Maritime Systems segment and provide an update on both the performance of the business and our integration progress. BlackSea, now Maritime Systems, continues to perform in line with the plan we underwrote as part of the acquisition, and we expect this segment to generate revenues of approximately $150 million in 2026. Maritime Systems has the largest installed base of actively deployed small USVs, having successfully completed its 325-unit GARC production contract in 2025. This is the first large-scale procurement of small USVs in US Navy history, and the fleet continues to be actively deployed, supporting combat operations. Since the last GARC was delivered, the Navy has continued to extend the contract and increased the scope to reflect the ongoing operational needs that this platform is uniquely positioned to provide, adding approximately $135 million to the contract in 2026.

As of today, the total value of the GARC contract is approximately $350 million. This reflects the strong performance by the Maritime Systems team, as well as the ongoing demand for this platform from the US Navy. And for some perspective, the $135 million in additional funding is approximately the same amount that the Navy spent to procure the initial 325 boats, again, signaling the continued commitment to this platform as it gets upgraded from the GARC configuration to the Navy’s newly designated Lynx configuration.

The Lynx fleet includes an upgraded autonomy stack, replacing the previous technology with an AEVEX-provided C2 and autonomy suite, integrating new mission packages, and just as importantly, AEVEX will continue to operate and support the vessels alongside the customer.

We also recently announced a $41.6 million award for SightGlass and Fisher mission packages, which gives the Lynx and Chaser platforms full time to neutralize mine countermeasure capability. The modularity of GARC, Lynx and Chaser is a key differentiator, allowing the customer to rapidly swap mission packages on existing platforms, providing a true multi-mission capability.

The important point here is that customer investment continues beyond the original hull deliveries, shifting towards autonomy upgrades, mission capability expansion, operations, and sustainment as the platform proves its multi-mission value on the modern battlefield. In all regards, we believe this effort has been a tremendous success as we incorporate autonomous unmanned systems into naval force structures.

We are excited by the opportunity for AEVEX Maritime Systems to drive this continued evolution. We did not expect any meaningful new GARC production orders because of the transition from GARC to Lynx, and we underwrote that upgrade, as well as the continued missionization, operation and sustainment of the platforms. The learnings from fielding the first and largest fleet of small USVs underpin the advances across AEVEX’s next generation of maritime platforms, including Comet and Chaser, and our portfolio of contested logistics support vessels, including Revenge, NightTrain, and the previously awarded SPDS, with a current contract value of over $250 million. Maritime Systems has $172.3 million in funded backlog exiting quarter three and expects to generate more than $100 million in GARC-related revenue in fiscal year 2026 without delivering any additional hulls.

Please turn to slide 9. Turning to integration, we closed BlackSea acquisition and established Maritime Systems as AEVEX’s third reportable segment. We combined the acquired operation with our legacy maritime capabilities and renamed our Tactical Systems business as Airborne Systems to align the organization with our multi-domain strategy. We have met all of our internal integration milestones to date across five priorities: Customer continuity and program execution, technology and autonomy integration, manufacturing and operations, growth and customer access, and people and culture.

I’d like to provide a brief update on where we stand on each. First, customer continuity and program execution. Integration activities to date have created no disruption to our customers, and we continue to deliver on our commitments and support to fielded systems. In fact, ongoing integration activities are improving operational efficiency in areas including business management, hardware/software development, and supply chain, which creates value across all segments.

Second, technology integration and platform interoperability. Extending our CompassX ecosystem across our platform portfolio is a key strategic driver for the acquisition, which will enhance platform-level autonomy while enabling true multi-domain collaborative operations in contested environments. Our Airborne and Maritime Systems deploy modular and open architectures, which creates a practical path to integrate CompassX across all our platforms, leveraging the technology we have already developed while allowing for the rapid and affordable integration of third-party applications and payloads based upon mission needs.

We have already started this evolution by bringing enhanced autonomy and payloads to the Lynx platform to support mine countermeasure missions. And we are leveraging the CompassX ecosystem to bring improved autonomy, navigation, mission planning, and command and control capabilities to our Chaser and Comet small USVs. Ultimately, our goal is to integrate CompassX across our entire platform portfolio, allowing each system to have its own autonomous capabilities that are fully interoperable and able to execute complex collaborative operations across domains.

Third, manufacturing and operations. The incorporation and integration of the Maritime Systems infrastructure significantly expands our ability to deliver systems at scale and on timelines that are operationally relevant. We have made progress integrating our manufacturing systems across segments to improve operational efficiency and result in the more effective deployment of capital. We transferred AEVEX existing small USV portfolio, the Mako family of systems, from Airborne to Maritime Systems. This creates capability and product roadmap alignment, production efficiencies, and leverages the existing infrastructure in Baltimore without having to deploy capital to build up production lines in Tampa. We are leveraging Baltimore’s production footprint and deepwater access to expand our ability to produce systems without requiring any additional near-term investment. We are further aligning engineering resources, production planning, procurement and supply chain activities across sites. Over time, we expect this to improve asset utilization, increase purchasing leverage, and accelerate the path from development to scale production.

Fourth, growth and customer access, the combination of increasing customer access and cross-selling opportunities for platforms and multi-domain solutions, further expanding our pipeline and strengthening our growth outlook. We are building on our strong position as a provider of battlefield-proven platforms to introduce capabilities across customer sets for collaborative air, surface, subsurface mission solutions, where the combined portfolio creates a differentiated offering.

Finally, people and culture. Cultural fit was an important part of our acquisition thesis, and the teams have aligned quickly around a common mission. The integration activities are bringing together operations, engineering and business leaders from across the company. Morale and excitement remain high.

The take away is straightforward. Maritime Systems is performing in line with our business model. We have hit our internal integration milestones and continue to progress well. Customer relationships remain strong and are growing. And the combination is opening a broader set of multi-domain opportunities that will drive future growth. We remain highly confident that Maritime Systems will continue to be accretive and a meaningful part of AEVEX’s growth trajectory.

And for my fourth and final area of discussion, I’d like to provide some perspective on our growth outlook. Please turn to slide 10. As we anticipated, our revenue base has broadened significantly beyond EUCOM Deep Strike in Ukraine in 2026. Before Todd walks through the numbers, I want to spend a moment on what we refer to as our core business, which is total revenue, excluding Phoenix Ghost and EUCOM Deep Strike.

Importantly, all fiscal year 2026 bookings have been associated with the core business, reflecting strong demand from a broader set of US Department of War customers, including SOCOM, US Army, Air Force and Navy, and the combatant commands such as CENTCOM. Through quarter three, AEVEX generated $411 million in bookings against $263.2 million of core revenue, resulting in a healthy book-to-bill ratio of 1.56, which supports our future revenue visibility.

Growth has accelerated throughout the year. Quarterly bookings nearly quadrupled from $65.8 million in quarter one to $250.2 million in quarter three, while core revenue nearly tripled from $49 million to $137 million over the same period. Quarter three also represents the first time since quarter two of 2025 where core revenue exceeded revenue associated with Ukraine. With Ukraine-related revenue expected to be approximately $36.3 million in the fourth quarter and winding down thereafter, our increased outlook for revenue of $820 million to $840 million implies fiscal year 2026 core revenue of $440 million to $460 million. At the midpoint, that represents 2.8 times fiscal year 2025 core revenue. We are very proud of that growth rate and believe it reflects the exciting demand trajectory for AEVEX’s cutting-edge autonomous systems, building on top of an implied fourth quarter core revenue annualized run rate of $744 million.

We plan to roll up our existing EUCOM Deep Strike revenue and replace it with core revenue, and that is happening at a faster pace than originally anticipated, leading to successive raises throughout fiscal year 2026 and a constructive outlook for revenue diversification and growth.

Please turn to slide 11. Orders strengthened meaningfully during the quarter. Companywide book-to-bill was 1.3, inclusive of Maritime Systems, marking an important inflection point and supporting our confidence in the underlying demand environment. Since the beginning of the third quarter, we have announced several key awards across our key pursuit areas that, in aggregate, amount to over $300 million in total contract value. These include $88.1 million to deliver long-range precision strike platforms; $61.5 million for one-way attack aircraft; $41.6 million to missionize the GARC and next-generation USVs with SightGlass and Fisher mine countermeasure systems; the SkyRange contract award, valued at up to $92.2 million, supporting the Department of War’s hypersonic test programs; and a $17.5 million follow-on contract supporting the US national security priorities.

In addition, yesterday, we announced that AEVEX was awarded a contract with a ceiling of nearly $400 million for a US customer. This single-award, Indefinite Delivery/Indefinite Quantity or IDIQ award establishes a flexible contracting framework that enables the customer to procure unmanned aircraft systems and associated support services across a range of mission needs. The contract represents an important validation of the growing demand for adaptable, scalable unmanned aircraft systems capabilities and reinforces AEVEX’s role as a trusted USbased provider of mission-focused technology, engineering expertise and manufacturing capacity. This award deepens our role in helping customers field unmanned aircraft systems that can be manufactured at scale and adapted as the mission needs evolve. As our customers advance initiatives aimed at accelerating unmanned aircraft systems capabilities development and more agile acquisition models, this multi-year IDIQ positions AEVEX to support those evolving priorities with reliable, scalable solutions built for real-world operational demands.

Please turn to slide 12. Funded backlog ended the quarter at $444.3 million, including $172.3 million for Maritime Systems. Separately, AEVEX has approximately $1.1 billion of awarded but not yet funded contract sealing, also referred to as unfunded backlog. Funded backlog represents orders supported by obligated funding, while unfunded backlog represents potential future task orders on awarded contracts for which funding has not yet been obligated. To date, we have only reported funded backlog, but it’s important to highlight that our customers have put contracts in place for much more. Of the $1.1 billion in unfunded backlog, we expect approximately $410 million to convert into revenue by the end of 2027. AEVEX has a total contract ceiling of approximately $1.5 billion or 1.8 times our full year revenue outlook for fiscal year 2026, at the midpoint of our revised guidance, providing a strong base for growth before any new competitive wins.

While we are not introducing fiscal year 2027 guidance on this call, the business entering 2027 is increasingly supported by programs across our portfolio of autonomous unmanned systems and our global services businesses. Together, these programs provide a broader foundation for future growth and reduce our reliance on any single customer, program or operation.

Please turn to slide 13. Our pipeline now stands at approximately $16.6 billion compared with approximately $10.5 billion last quarter, including $4.9 billion from Maritime Systems. More importantly, the combination is creating incremental opportunities through customer cross-selling and collaborative multi-domain pursuits, rather than simply adding two existing pipelines together. This pipeline is composed of well-qualified opportunities where we believe we have differentiated solutions and are well-positioned to win. We continue to see significant growth across our opportunity sets, including launched effects, one-way attack, long-range precision strike, Maritime Systems, and support to multiple combatant commands across multiple areas of operations.

With that, I’ll hand the call over to Todd for a discussion of our third quarter financials and our outlook for the full year.

Todd A. Booth

Chief Financial Officer, AEVEX Corp.

Thanks, Roger. Please turn to slide 14. Revenue in the third quarter was $189.7 million, up 56.5% year-over-year, and adjusted EBITDA was $30.8 million or 16.2% of revenue, compared with $17.8 million or 14.6% of revenue in the third quarter of 2025. Airborne Systems revenue was $147.8 million, an increase year-over-year, driven primarily by UAS products and support services, including execution on the EUCOM Deep Strike program, which was 52.5 million. Global Solutions revenue was $27.5 million and decreased year-over-year, primarily reflecting lower aircraft modification and testing product revenue. Maritime Systems, which we began reporting as our third segment this quarter, contributed $14.4 million of revenue in the quarter, which included $13 million from BlackSea.

Please turn to slide 15. Net loss was $16.8 million in the quarter compared with net income of $9.9 million in the third quarter of 2025. The net loss in the quarter was primarily attributable to one-time deferred tax expense of $37.9 million recognized in connection with the BlackSea acquisition and related post-acquisition restructuring transactions. Excluding this deferred tax expense, net income in the quarter would have been $21.1 million.

For the nine months ending September 30, operating cash flow was $40.8 million compared to a cash outflow of $14.1 million for the comparable period last year. Free cash flow during first nine months ended September 30 was $34.6 million. Working capital requirements continue to reflect the timing of customer billings and receipts, as well as investments in materials, capital equipment and capacity to support program execution and customer demand. Going forward, we plan to closely manage working capital and capital expenditure, but note that we expect to invest in inventory levels to support our customer as need arise, as well as capital equipment and leasehold improvements to expand capacity.

We ended the quarter with $78.6 million of cash and cash equivalents and $172.5 million of total debt, including $4.4 million classified as current. We funded the BlackSea cash consideration with cash on hand and $75 million draw – under our delayed draw term loan facility, and we issued 12.7 million shares of Class A common stock to the seller. Our $200 million revolving credit facility remains undrawn at quarter end, and we were in compliance with the covenants under our credit agreement.

Now, let’s turn to slide 16 for a discussion of our outlook for 2026. We now expect full year 2026 revenue of $820 million to $840 million compared to our previous range of $700 million to $720 million, and adjusted EBITDA of $128 million to $132 million compared to our previous range of $105 million to $111.5 million. Other noteworthy modeling items include depreciation and amortization expense of approximately $30 million and net interest expense of approximately $13 million in 2026. Approximately 96% of the midpoint of our revenue outlook is supported by funded backlog today.

As Roger noted, award timing can move between periods, particularly for larger production orders. Our customer engagement and existing contract vehicles continue to support the demand case, and we remain focused on converting that activity into funded backlog and revenue. We are not providing formal 2027 guidance today. However, the breadth of our demand across our portfolio, the addition of Maritime Systems, our funded backlog, awarded contract vehicles and expanding pipeline give us confidence in the company’s ability to continue growing in 2027.

Roger, back over to you.

Charles Roger Wells

Chief Executive Officer & Director, AEVEX Corp.

Thank you, all, for joining. I want to leave you with three points. First, AEVEX is executing from a position of strength. We delivered another quarter of significant year-over-year growth, grew from a profitable base, and advanced the strategic priorities we set at the IPO.

Second, Maritime Systems performance is reinforcing the acquisition thesis. The business continues to track in line with our original revenue expectations, the integration has met our internal milestones to date, customer relationships remain strong, and the combination is creating new multi-domain opportunities.

Third, the demand environment remains compelling. Our customers are moving towards larger scale production and increasingly collaborative air, surface and subsea missions. Award timing can vary but our funded backlog, awarded contracts with convertible ceiling, and the pipeline support our confidence in continued growth in 2027 and beyond. Thank you to all of our employees for their commitment, our customers for their trust, and our shareholders for their continued support.

Before we move to Q&A, you may have noticed a new voice at the start of today’s call. Farand Pawlak recently joined us as VP of Investor Relations and Treasurer. He’s a seasoned finance and accounting professional with over a decade of investor relations experience. We believe a strong background and experience communicating the products, strategies and financial performance of many industry-leading companies will create value and demonstrates our commitment to supporting our existing and potential shareholders.

With that, I’d like to welcome Farand to AEVEX and hand the call over to him for Q&A.

Farand Pawlak

Investor Relations Contact, AEVEX Corp.

Thank you, Roger. For those of you in the Q&A queue, we would ask that you please limit yourself to one question and one follow-up at this time. Operator, can you please open the line and provide instructions for Q&A?

QUESTION AND ANSWER SECTION

Operator: We will now begin the Q&A session. [Operator Instructions] Your first question comes from the line of Sheila Kahyaoglu with Jefferies. Sheila, your line is open.

Sheila Kahyaoglu	Q
Analyst, Jefferies LLC

On the $400 million IDIQ announced yesterday, how should we think about the timing of conversion to revenue? And then how should we think about the margin profile relative to the broader AEVEX business? Thank you so much.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Thank you. So, we couldn’t be more excited about this contract award. It’s something that we’ve been signaling all year, and I think it demonstrates the value of not only our systems, but also the confidence that our customer has in AEVEX’s ability to deliver proven systems at scale. We’ve been in active dialogue with our customer over the last several months on several substantial orders for unmanned aircraft that this contract was put in place to execute on. It is a single award IDIQ contract. And while it came slightly later than we were expecting, we do believe that based upon our discussions with the customer, we continue to remain on track to get these orders later this year, although based upon potential award timing, contract processes and timeline, that may slip a little bit, but still, high degree of confidence that this sets up a strong position and visibility for fiscal year 2027 revenue.

From a margin profile perspective, this is going to come at margins that are in line with our core airborne systems revenue. So, we expect this to be very much in line and still moving us towards a combined margin that looks like somewhere in the low to mid-20s overtime.

Sheila Kahyaoglu	Q
Analyst, Jefferies LLC

Great. That’s super helpful. And then just as a quick follow-up, the government is operating under a continuing resolution into February or March. How would you expect that to impact new order intake and the conversion into funded backlog, and ultimately, revenue?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah. Most of the orders that we have through fiscal year 2026 and moving into fiscal year 2027 are not new starts. They are active contracts with currently produced systems. So, we don’t see a significant amount of revenue or margin risk as a result from continuing resolution. I think the issue with continuing resolution is likely one of timing. But we don’t see any impact to our ability to successfully deliver on our guidance for fiscal year 2026 as a result of the continuing resolution.

Sheila Kahyaoglu	Q
Analyst, Jefferies LLC

Thank you so much.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Thank you.

Operator: Your next question comes from the line of Seth Seifman with JPMorgan. Seth, your line is open.

Seth M. Seifman	Q
Analyst, JPMorgan Securities LLC

Yeah. Hey, guys. This is Alex on for Seth. Good afternoon.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp. Hey, good afternoon. How are you?

Seth M. Seifman	Q
Analyst, JPMorgan Securities LLC

Good, good. Yeah, so wanted to ask, if we think about your total funded backlog of around $440 million here in Q3, I think you mentioned how it includes 170 or so million dollars of the Maritime Systems backlog. And if you kind of back out backlog, it implies that the backlog for the core business was around $270 million, which is pretty similar to what we saw in Q2. And I’m just trying to think about kind of going forward into 2027, you’re talking about the core revenue of the company being around $450 million this year. As we think about building backlog in the future, kind of curious on some of the – maybe some of the awards that you’re expecting moving forward and kind of your confidence level and being able to build, say, the core backlog and potentially grow the core business in 2027.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah. This is a really important point. We came into the quarter and generated a book-to-bill of 1.32, which is roughly $250 million. So, it really created an inflection point from a backlog expansion perspective. As you point out, $440 million in funded backlog, approximately $172 million of that coming from Maritime, which is a significant step up from what we reported when we announced the acquisition, which was about $110 million. So, Maritime Systems continues to expand its funded backlog and is on a significant growth trajectory that sets it up well for fiscal year 2027.

On the $272 million of legacy AEVEX funded backlog, which is what we would consider core, I think it’s important to note that the dynamics of that backlog have shifted. And Airborne Systems funded backlog grew by 21%. We did see a subtraction in Global Solutions. But the dynamic here is really important, because with the increase in Airborne Systems funded backlog, that brings higher margins. Global Solutions, while it was down in funded backlog, this was expected. It was a roll-off of existing funding increments ahead of the next funding tranches. So, it’s a natural part of the Global Solutions business. All said and done, we think $440 million of funded backlog is a strong position as we move forward to the back half of 2026 and into fiscal year 2027.

I think the other really important thing here to note is the $1.1 billion in unfunded backlog with approximately $410 million of that, which we believe and have visibility into converting to funded backlog and generating revenue in fiscal year 2027. So the combined funded backlog, plus what we see as unfunded backlog, sets up a dynamic where we have real near-term revenue visibility around $855 million. And this is before any new competitive wins that would come into the system. And as we’ve identified on the earnings call, we’ve seen significant momentum in the growth of our core revenue through fiscal year 2026 to the point where we had about $49 million in quarter one and $137 million in quarter three. And if you think about the implied revenue at the midpoint of guidance for quarter four, that’s about $185.5 million, which represents about 279% increase in core revenue through fiscal year 2026.

So all of that said, it’s said and done, right? Our position in the market, being able to provide battlefield-proven systems, our ability to deliver at scale on timelines that are operationally relevant and at very, very healthy funded backlog and strong unfunded backlog supported by a growing pipeline, gives us a lot of confidence and visibility around fiscal year 2027.

Seth M. Seifman	Q
Analyst, JPMorgan Securities LLC

Great. That’s super helpful. And then maybe just a quick follow-up kind of more on the near term. So obviously, on the top line, you guys increased guidance by about $120 million at the midpoint. I assume part of this is for rolling in Maritime Systems into the business. Curious if you could kind of put a finer point on that, how much is for Maritime Systems versus in terms of kind of the other increase? Where is that coming from?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah, great question. So, we updated our guidance from $820 million to $840 million for fiscal year 2026. And the split there is roughly 50/50. So, 50% of that that raise was derivative of AEVEX. The other 50% was the roll-in of BlackSea revenue. And so, it sets up a healthy dynamic moving forward for the rest of the year.

Seth M. Seifman	Q
Analyst, JPMorgan Securities LLC

Awesome. Thanks very much, guys.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Thank you.

Operator: Your next question comes from the line of Ronald Epstein with Bank of America. Ronald, your line is open.

Ronald J. Epstein	Q
Analyst, BofA Securities, Inc.

Hi, guys. So, maybe a backlog market question. Given change in the political dynamic on the hill and the odds of a reconciliation actually happening probably pretty close to zero, so the $54 billion or $55 billion, whatever it was, that was going to be funded to the Defense Autonomous Warfare Group that we can assume won’t get funded, at least not in the reconciliation. How are you guys thinking about that and what impact that can have on your business?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah, thanks for the question Ron. So, we continue to see significant year-on-year increases in funding and budget lines to support autonomous and unmanned systems. I think this is going to be something that is going to persist for many years. The need for this capabilities continue to be validated across multiple combatant command area of operations, and in general, globally. So, we again see our core business being supported with those existing funding increments in the base budget, especially when we consider the prospect of reprioritization to meet what we see is real and significant customer demand and need.

I think you rightly point out that that reconciliation is a hotly contested issue right now. The base business case that we built our growth strategy around did not include significant funding from reconciliation. That was something that would create upside for the business and support an expanding pipeline and expanded order flow. So, we feel comfortable and pretty confident with our $440 million of funded backlog. The ability to convert unfunded backlog to near-term revenue and the growth trajectory that we’re seeing in our core business has been highly constructive for continued growth into fiscal year 2027.

Ronald J. Epstein	Q
Analyst, BofA Securities, Inc.

Got you. And then what are you seeing in your own supply chains? So for example, one of the things that’s kind of come up across different companies you spoke to, things like printed circuit boards, the inputs, the printed circuit boards, just basic electronic components, given the demand that’s coming from the hyperscalers that it seems to be like stressing the entire supply chain. So I mean, on that front, what are you guys seeing?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah, so we see very little risk as a result of supply chain for fiscal year 2026. We’ve got the vast majority of the material in-house and going through production right now with the remaining material to support our deliveries on the way with delivery times that are inside our delivery and production window. So, we don’t see a major source of concern for fiscal year 2026.

When we think about fiscal year 2027 and ongoing, we really effectively used our balance sheet to get ahead of those items in the supply chain that we think present material risk and have positioned those to be able to accelerate deliveries and act as a competitive differentiator. That said, I think we still continue to see some challenging areas within the supply chain, cameras, radios, engines and alternators and power management units. But again, we’ve largely developed alternative sources of supply and multiple vendors. Our sources of supply are onshore. So while we’re always looking every day around supply chain, we feel pretty good about the system that we’ve built and the resiliency of the vendor base that we have to support the growth that we’re anticipating for fiscal year 2027.

Ronald J. Epstein	Q
Analyst, BofA Securities, Inc.

Okay, cool. Thank you.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Thanks, Ron.

Operator: Your next question comes from the line of Austin Bohlig with Needham. Austin, your line is open.

Austin R. Bohlig	Q
Analyst, Needham & Co. LLC

Hey, guys. Thanks for taking the question and congrats on the great quarter. Maybe just wanted to walk through the pipeline slide, which I think is really helpful. It’s now $16 billion. I think that’s double what it was around the IPO timing. Could you maybe just dive into this pipeline number and clarify, is this all funded programs you’re chasing or a mix of funding and unfunded? And outside of like the Maritime opportunity, like what’s driving that upside that we’re seeing in the pipeline?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah, thanks, Austin. Great question. So as you point out, our pipeline has expanded roughly 58% from quarter two and over 100% from the point at which we went public. That’s being driven by a couple of things. One, we continue to see significant demand and opportunities opening up for the core of our business to include longrange precision strike, one-way attack, as well as support to multiple different combatant commanders. We did roll in about $4.9 billion of additional pipeline coming from Maritime Systems. On top of that, we expanded the pipeline by about $1.2 billion between AS, Airborne Systems, and GS, Global Solutions. The increase in that in the composition of the pipeline includes both funded as well as unfunded programs and priorities. It is a multi-year pipeline. And we do believe that it is composed of well-qualified opportunities where we have a differentiated set of capabilities and a very competitive position. So, we feel pretty good about the pipeline. It is aligned with all three of our operating segments, Airborne, Global and Maritime, and we think it’s representative of both our position as well as the demand in the market.

Austin R. Bohlig	Q
Analyst, Needham & Co. LLC

Okay. Well, perfect. And then I guess, too, just want to clarify, I think when the time the acquisition of BlackSea, it was targeting about like $150 million pro forma run rate. I’m just curious if you guys can give, like is that still a good run rate to think about that business this year? And as you think about like next year, do you feel like that can grow in line with kind of your organic business or how should we be thinking about the growth rate next year of BlackSea?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah, thanks. We’re still confident in seeing approximately $150 million of revenue being generated by Maritime Systems, i.e., BlackSea for the fiscal year. And we do see significant growth opportunities for BlackSea, and now, Maritime Systems as we transition from fiscal year 2026 into fiscal year 2027. That’s been driven by several things. One, the continued missionization of the Lynx fleet by new production orders for Chaser and Comet, as well as our contested logistics support portfolio, including NightTrain and SPDS. So, Maritime Systems really does have a strong position for certainly growth into fiscal year 2027, but more importantly, multi-year growth as demonstrated by the really robust pipeline. Also as we’ve indicated, we’ve moved over the Mako family of systems into maritime and we see continued year-over-year growth in that portfolio as well.

Austin R. Bohlig	Q
Analyst, Needham & Co. LLC

Okay. Well, keep up the great work, guys. Thank you.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Thanks, Austin.

Operator: Your next question comes from the line of Ken Herbert with RBC Capital Markets. Ken, your line is open.

Ken Herbert	Q
Analyst, RBC Capital Markets LLC

Great. Thank you and good evening. Maybe Roger or Todd, I wanted to just drill a little further into BlackSea, the Maritime segment. Based on what you said, it sounds like that’s adding about $60 million to the fourth quarter as we think about the guidance range. But if we think about sort of full year expectations for next year, can you just comment on the cadence of BlackSea revenues? Will there be then a sequential step down into the first quarter? Is there seasonality in the business? Because it would imply obviously a pretty healthy run rate if we look at the exit rate on the fourth quarter.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah. So thanks for the question, Ken. We continue to see sequential quarter-over-quarter growth in the Maritime Systems portfolio. They’re entering into the fiscal year 2027 with a very healthy funded backlog, $172 million. And we continue to see demand for their platforms as well as for the missionization of the systems that have already been deployed to date. So, the growth trajectory looks really good for Maritime Systems. And the margins that come with that, I would say, are largely in line with the historical AEVEX margin profile. So, we continue to see growth and expansion and the opportunity to drive margin improvements as we leverage scale and focus in on integration synergies across the business.

Ken Herbert	Q
Analyst, RBC Capital Markets LLC

Okay, thanks. And are there any – as part of the guidance increase, are you seeing any of what was initially expected or previously expected to be 2027 revenues getting pulled into 2026? Is that at all part of the increase to the guide this year?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

No, it’s not. The increase is largely coming from, again, the roll over and roll into AEVEX from BlackSea, as well as a significant demand for our group three platforms and our ability to deliver on an accelerated timeline for our customers to support their operational needs. So, we did not – and are not expecting any pull-in of fiscal year 2027 revenue to support the $820 million to $840 million.

Ken Herbert	Q
Analyst, RBC Capital Markets LLC

Thanks, Roger.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah, thanks, Ken.

Operator: Your next question comes from the line of Bryce Sandberg with William Blair. Bryce, your line is open.

Bryce Sandberg	Q
Analyst, William Blair & Co. LLC

Hi. Good afternoon and thanks for the question. Can you talk about production capacity investments you made in Tampa and what utilization looks like? And what incremental investments might be needed?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah. So, we’ve really focused in on making sure that we’ve scaled the capacity to meet the demand in the pipeline that we see for the next several years. As we communicated previously, we just opened and are building out an additional 85,000 square feet of production capacity in Tampa to support our additive manufacturing lines. But we’re also using this as an opportunity to consolidate some of the outlying facilities, getting additional synergies from a cost basis perspective. So when we think about Tampa and their two facilities we have, Sun State, and now, Reptron, we’ve got the capacity and have made the investments needed to produce over 2,000 systems a month. Obviously, that will be driven by customer orders and quantities, but we’ve got the capacity to meet the demands of our customers on a timeline that makes sense for them.

BlackSea and the Maritime Systems business is extremely well capitalized. They came to AEVEX with deepwater port access facilities that had about over 50,000 square feet and another facility over 40,000 square feet, with really high capacity, high quality manufacturing infrastructure, including robotic welding systems, overhead cranes, deep port access. So, they are capitalized to support their growth and their demand for the next several years as well. Obviously, if we get orders that require additional capitalization, we’ve got the capacity to go do that and go do it very quickly. So, we feel really good about our ability to meet our growth trajectory without any significant capital expenditures over the next several quarters.

Bryce Sandberg	Q
Analyst, William Blair & Co. LLC

Great. Thanks, Roger. That’s all for me.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah, thanks.

Operator: Your next question comes from the line of Clarke Jeffries with Piper Sandler. Clarke, your line is open.

Clarke Jeffries	Q
Analyst, Piper Sandler & Co.

Hello. Thank you for taking the question. Really helpful disclosure around this surging growth in core revenue. But Roger, a lot of your comments around the kind of opening aperture of the combatant command. I’m just curious how much of this growth is being is split between the department’s consumption of your systems versus systems that are destined for foreign military sales outside of Ukraine?

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah. So, the vast majority of the revenue is being consumed and being procured by Department of War customers. As we’ve talked about, we’ve seen a significant surge in core revenue, while at the same time, we continue to roll off the Phoenix Ghost and EUCOM Deep Strike revenue. We see this increase in the number and quantity of systems supporting not only different and multiple combatant commands across areas of operation, but also going to support, re-stockpiling expanded munitions, incorporating this capability into operational and technology evaluation events, as well as deploying and fielding these systems to support ongoing integration into force structures, really getting the reps and sets in as we incorporate this new technology into force structures.

So, there are multiple different uses, employment of the systems that we’re providing across all of the services, SOCOM, intelligence community, in a growing piece of our portfolio focused in on international sources largely through FMS and DCS outside of Ukraine.

Clarke Jeffries	Q
Analyst, Piper Sandler & Co.

Perfect. And then just wanted to ask around that $62 million increase in funded backlog for the Maritime Systems from the $110 million that you talked about before. Any kind of background you could give on that? Was that related to some of the progression to the $350 million of total lifetime value for the GARC contract. And the $42 million that we’ve talked about – the $42 million that was talked about in October, is that part of that or after quarter end? Thank you.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

No, that’s – the $172 million and the expansion from the $110 million is being driven by a variety of different orders, inclusive of the work that’s going on GARC contracts and other production and integration activities that were part of quarter three booking.

Clarke Jeffries	Q
Analyst, Piper Sandler & Co.

Perfect. Thank you very much.

Charles Roger Wells	A
Chief Executive Officer & Director, AEVEX Corp.

Yeah, thank you.

Operator: We have reached the end of our Q&A session. Thank you for your time and have a good evening. This concludes today’s call. You may now disconnect.